Exhibit 10.1

EXTENSION OF TERM OF EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of February 26, 2007, by and between New Plan Excel Realty Trust, Inc., a Maryland corporation (“Company”) and Leonard Brumberg (“Executive”),

RECITALS

A.            Executive is currently Executive Vice President, Portfolio Manager of the Company.

B.            The Company and Executive entered into an employment agreement dated as of September 14, 2000 (as amended and extended, the “Employment Agreement”).  Pursuant to the terms of the Employment Agreement, the term of the “Employment Period” under the Employment Agreement expires on September 25, 2007.

C.            The Company desires to extend the “Employment Period” under the Employment Agreement for a term of one (1) year, i.e., from September 26, 2007 through September 25, 2008 (the “Brumberg Employment Agreement Extension”).

D.            The Executive Compensation and Stock Option Committee of the Board of Directors of the Company by resolutions dated as of February 26, 2007 authorized and approved the Brumberg Employment Agreement Extension.

AGREEMENT

The parties hereby agree to modify the terms of the Employment Agreement to extend for a term of one (1) year the Employment Agreement.  Accordingly, the Employment Agreement shall expire on September 25, 2008, subject to the extension provisions contained in Paragraph 2 of the Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NEW PLAN EXCEL REALY TRUST, INC., a Maryland Corporation

By:	/s/ Steven F. Siegel
Name:	Steven F. Siegel
Title:	Executive Vice President

LEONARD BRUMBERG

/s/ Leonard Brumberg